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                                                                     EXHIBIT 4.3

                          REGISTRATION RIGHTS AGREEMENT

                       ASPREVA PHARMACEUTICALS CORPORATION

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                                TABLE OF CONTENTS

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
1.  DEFINITIONS; REGISTRATION RIGHTS............................................     1
    1.1    Definitions..........................................................     1
    1.2    Demand Registration..................................................     3
    1.3    Corporation Registration.............................................     4
    1.4    Form S-3 Registration................................................     5
    1.5    Obligations of the Corporation.......................................     6
    1.6    Furnish Information..................................................     7
    1.7    Expenses of Demand, Corporation and S-3 Registration.................     8
    1.8    Delay of Registration................................................     8
    1.9    Indemnification......................................................     8
    1.10   Reports Under Securities Exchange Act of 1934........................    10
    1.11   Assignment of Registration Rights....................................    11
    1.12   Limitations on Subsequent Registration Rights........................    11
    1.13   Market-Standoff Agreement............................................    12

2.  MISCELLANEOUS...............................................................    12
    2.1    Entire Agreement.....................................................    12
    2.2    Recapitalizations, Etc...............................................    13
    2.3    Successors and Assigns...............................................    13
    2.4    Amendments and Waivers...............................................    13
    2.5    Notices..............................................................    13
    2.6    Severability.........................................................    13
    2.7    Delays or Omissions; Remedies Cumulative.............................    14
    2.8    Currency.............................................................    14
    2.9    Attorney's Fees......................................................    14
    2.10   Governing Law........................................................    14
    2.11   Counterparts and Fax Signatures......................................    14
    2.12   Titles and Subtitles.................................................    14
    2.13   Aggregation of Stock.................................................    15

SCHEDULE A - SCHEDULE OF INVESTORS
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                          REGISTRATION RIGHTS AGREEMENT

THIS AGREEMENT dated for reference March 5, 2004

AMONG:

            ASPREVA PHARMACEUTICALS CORPORATION, a corporation incorporated under the laws of Canada and having its head office at Suite 1201, 4464 Markham Street, Victoria, B.C., Canada, V8Z 7X8, Facsimile No.
            250.744.2498 (the "Corporation")

AND:

            THE INVESTORS LISTED IN SCHEDULE A HERETO (each an "Investor" and together, the "Investors")

WHEREAS:

A. The Corporation and the Investors have entered into an Investment Agreement (the "INVESTMENT AGREEMENT") of even date herewith pursuant to which the Corporation desires to sell to the Investors and the Investors desire to purchase from the Corporation shares of the Corporation's Preferred shares, Series A (the "Series A Preferred Shares").

B. A condition to the Investors' obligations under the Investment Agreement is that the Corporation and the Investors enter into this Agreement in order to provide the Investors with certain rights to register Common Shares issuable upon conversion of the Series A Preferred Shares held by the Investors.

C. The Corporation desires to induce the Investors to purchase shares of Series A Preferred Shares pursuant to the Investment Agreement by agreeing to the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of, and in reliance on, the premises, representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

1.          DEFINITIONS; REGISTRATION RIGHTS

1.1         DEFINITIONS

For purposes of this Agreement:

      (a) "BOARD" means the Board of Directors of the Corporation, as the same shall be constituted from time to time;

      (b) "COMMON SHARES" means the voting common shares in the capital of the Corporation;

      (c) "EXEMPT REGISTRATION" means a registration statement relating to the sale of securities by the Corporation pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction or any other registration statement that would not customarily provide for the sale of secondary equity shares for cash;

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                                     - 2 -

      (d) "FORM S-3" means such form or a registration statement or form F-3, if applicable, under the Securities Act as in effect on the date hereof or any successor forms under the Securities Act that are intended to be used as a short form for the registration of distributions of secondary equity shares;

      (e) "HOLDER" means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
            Section 1.11 of this Agreement;

      (f)   "INITIATING HOLDERS" shall have the meaning ascribed thereto in
            Section 1.2(a) of this Agreement;

      (g) "PERSON" or "PERSON" means any individual, corporation, partnership, limited liability Corporation, trust, business, association or government or political subdivision thereof, governmental agency or other entity;

      (h) "QUALIFIED IPO" shall have the meaning ascribed thereto in the Series A Preferred Share terms contained in the articles of the Corporation;

      (i) "PREFERRED SHARES" means the class of Preferred shares, issuable in series, in the capital of the Corporation, including, for greater certainty, the Series A Preferred Shares;

      (j) "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document;

      (k) "REGISTRABLE SECURITIES" means (i) the Common Shares issuable or issued upon conversion of the Series A Preferred Shares, and (ii) any other Common Shares of the Corporation issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares determined to be Registrable Securities pursuant to clause (i) and this clause (ii); PROVIDED, HOWEVER, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Holder in a transaction in which its rights under this Agreement are not assigned. Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

      (l) The number of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall equal the number of Common Shares outstanding which are, and the number of Common Shares issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

      (m) "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act;

      (n)   "SECURITIES ACT" means the United States Securities Act of 1933;

      (o) "SERIES A PREFERRED SHARES" has the meaning given to it in Recital A above; and

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                                     - 3 -

      (p)   The symbol "$" denotes United States currency.

1.2         DEMAND REGISTRATION

      (a) INITIATION. If the Corporation shall receive at any time after 180 days after the Corporation's Qualified IPO, a written request from the Holders of at least thirty-five percent (35%) of the Registrable Securities then outstanding (the "INITIATING HOLDERS") that the Corporation file a registration statement under the Securities Act with respect to at least twenty percent (20%) of the Registrable Securities, or any lesser percentage if the anticipated aggregate proceeds, net of underwriting discounts and expenses, would exceed $5,000,000, then the Corporation shall promptly (but in no event later than 10 days of the receipt thereof) give notice of such request to all other Holders and shall, subject to the limitations of Section 1.2(b), use its reasonable commercial efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities which the Initiating Holders request to be registered, together with any Registrable Securities of any Holder joining in such request as are specified in a notice given by any such Holder to the Corporation within 20 days after receipt of the Corporation's notice.

      (b) UNDERWRITTEN OFFERING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Corporation as a part of their request made pursuant to this Section 1.2 and the Corporation shall include such information in the written notice referred to in Section 1.2(a). The underwriter shall be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Corporation. The right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with the Corporation as provided in Section 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders, including the Initiating Holders, in proportion (rounded to the nearest 100 shares) to the amount of Registrable Securities of the Corporation then owned by each Holder; PROVIDED, HOWEVER, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability Corporation or corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, members, retired partners or retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "SELLING SHAREHOLDER" shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such "selling shareholder," as defined in this sentence.

      (c) CORPORATION DEFERRAL. If the Corporation shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer of the Corporation stating that in the

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            good faith judgment of the Board, it would be seriously detrimental to the Corporation and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Corporation shall have the right to defer such filing for a period of not more than 30 days after receipt of the request of the Initiating Holders; PROVIDED, HOWEVER, that the Corporation may not utilize this right more than twice in any 12-month period.

      (d) MAXIMUM NUMBER OF REGISTRATIONS. The Corporation shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2 after the Corporation has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective.

      (e) LOCKOUT PERIOD. The Corporation shall not be obligated to effect, or to take any action to effect, any registration pursuant to this
            Section 1.2 during the period starting with the date 60 days prior to the Corporation's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Sections 1.2 or 1.3 hereof; provided that if said registration statement is not yet effective, the Corporation shall be actively employing in good faith all reasonable efforts to cause such registration statement to be filed and to become effective; provided, further, that in no event shall such aggregate period exceed 240 days.

      (f) SIMULTANEOUS LISTING. The Corporation shall not cause its shares to be listed for trading on the Toronto Stock Exchange unless its shares are also then listed for trading on either The Nasdaq National Market or the New York Stock Exchange; provided that Holders of at least fifty-one percent (51%) of the Registrable Securities then outstanding may waive in writing this requirement. The Holders acknowledge that the Corporation does not intend to cause or permit its shares to be listed for trading on The Nasdaq National Market or the New York Stock Exchange unless its shares are also then listed for trading on the Toronto Stock Exchange.

1.3         CORPORATION REGISTRATION

      (a) INITIATION. If (but without any obligation to do so) the Corporation proposes to register (including for this purpose a registration effected by the Corporation for shareholders other than the Holders) any of its stock in connection with the public offering of such securities solely for cash (other than an Exempt Registration), the Corporation shall, at such time, promptly give each Holder notice of such registration. Upon the written request of each Holder given within 20 days after receipt by such Holder of the Corporation's notice, the Corporation shall, subject to the provisions of Section 1.3(b), use reasonable commercial efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be registered.

      (b) UNDERWRITTEN OFFERING. In connection with any offering involving an underwriting of shares of the Corporation's capital stock, the Corporation shall not be required under Section 1.3(a) to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Corporation and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Corporation or would result in a substantial risk that the price per share will be reduced. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds

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                                     - 5 -

            the amount of securities sold other than by the Corporation that the underwriters determine in their sole discretion is compatible with the success of the offering or would result in a substantial risk that the price per share will be reduced, then the Corporation shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned first to the Corporation and then pro rata (to the nearest 100 shares) among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders). The number of Registrable Securities to be included in an underwriting under this Section 1.3 shall not be reduced unless all other securities held by shareholders of the Corporation other than Registrable Securities are first entirely excluded from the underwriting. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability Corporation or corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "SELLING SHAREHOLDER" shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such "selling shareholder," as defined in this sentence.

      (c) RIGHT TO TERMINATE REGISTRATION. The Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

1.4         FORM S-3 REGISTRATION

      (a) INITIATION. If the Corporation shall receive from any Holder or Holders of not less than thirty five percent (35%) of the Registrable Securities then outstanding a written request or requests that the Corporation effect a registration on Form S-3 with respect to at least twenty percent (20%) of the Registrable Securities, the Corporation will promptly give written notice of the proposed registration to all other Holders and as soon as practicable, use reasonable commercial efforts to effect such registration of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such notice from the Corporation.

      (b) LIMITATIONS. Notwithstanding Section 1.4(a), the Corporation shall not be obligated to effect any such registration pursuant to this
            Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Corporation entitled for inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $2,000,000;
            (iii) if the Corporation shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Corporation stating that in the good faith judgment of the Board, it would be seriously detrimental to the Corporation and its shareholders for such Form S-3 registration to be effected at such time, in which event the Corporation shall have the right to defer the filing of the Form S-3 for a period of not more than 30 days after receipt

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                                     - 6 -

            of the request of the Holder or Holders under this Section 1.4; PROVIDED, HOWEVER, that the Corporation shall not utilize this right more than twice in any 12-month period; or (iv) if the Corporation has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for Holders pursuant to this Section 1.4.

      (c)   S-3'S NOT DEMANDS. Registrations effected pursuant to this Section
            1.4 shall not be counted as a demand for registration effected pursuant to Section 1.2.

      (d) UNDERWRITTEN OFFERINGS. The substantive provisions of Section 1.2(b) shall apply to the registration if it relates to an underwritten offering.

1.5         OBLIGATIONS OF THE CORPORATION

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Corporation shall, as expeditiously as reasonably possible:

      (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable commercial efforts to cause such registration statement to become effective, and, in the instances of a registration initiated pursuant to
            Section 1.2 or 1.4, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days. The Corporation will not be required to file, cause to be effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415, or any successor rule, under the Securities Act.

      (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act.

      (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

      (d) Use its reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where the Corporation is not already subject to process.

      (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

      (f) Promptly notify each Holder of Registrable Securities covered by the registration statement at any time when the Corporation becomes aware of the happening of any

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            event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Corporation shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request.

      (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Corporation are then listed, if applicable.

      (h) Provide a transfer agent and registrar for such Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

      (i) Use its reasonable commercial efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1.5, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1.5, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Holders).

1.6         FURNISH INFORMATION

It shall be a condition precedent to the obligations of the Corporation to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Corporation such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. The Corporation shall have no obligation with respect to any registration requested pursuant to
Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Corporation's obligation to initiate such registration as specified in Section 1.2(a) or Section 1.4(b), whichever is applicable; provided that

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the Corporation is acting in good faith and has provided reasonable notice and opportunity for such information to be furnished.

1.7         EXPENSES OF DEMAND, CORPORATION AND S-3 REGISTRATION

All expenses other than underwriting discounts and commissions incurred in connection with registrations initiated pursuant to (i) the registrations under
Section 1.2, (ii) the registrations under Section 1.3, and (iii) the registrations under Section 1.4 (collectively, the "COVERED REGISTRATIONS"), including all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Corporation, and the fees and disbursements of one counsel for the selling Holders selected by Holders selling a majority of the subject Registrable Securities (the "SHAREHOLDER LEGAL FEES"), shall be borne by the Corporation; PROVIDED, HOWEVER, that the Corporation shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2. The Corporation shall be obligated to reimburse the Holders for Shareholder Legal Fees in each Covered Registration up to a maximum amount of $25,000. All expenses incurred in connection with registrations other than Covered Registrations shall be borne among the selling shareholders and, if it participates in such registration, the Corporation.

1.8         DELAY OF REGISTRATION

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9         INDEMNIFICATION

In the event any Registrable Securities are included in a registration statement under this Section 1:

      (a) INDEMNIFICATION BY THE CORPORATION. To the extent permitted by law, the Corporation will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the United States Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Corporation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Corporation will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(a)

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                                     - 9 -

            shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld), nor shall the Corporation be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder, underwriter or controlling person seeking indemnification hereunder or failure of the Holder to deliver a prospectus after sufficient quantities have been provided by the Corporation.

      (b) INDEMNIFICATION BY THE HOLDERS. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Corporation, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Corporation within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this
            Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by such Holder.

      (c) PROCEDURES. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section
            1.9. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 1.9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party, which shall not be unreasonably withheld.

      (d)   CONTRIBUTION. If the indemnification provided for in this Section
            1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

      (e) UNDERWRITING AGREEMENT. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

      (f)   SURVIVAL. The obligations of the Corporation and Holders under this
            Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this
            Section 1.

1.10        REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Corporation to the public without registration or pursuant to a registration on Form S-3, the Corporation agrees to:

      (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Corporation for the offering of its securities to the general public so long as the Corporation remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

      (b) file with the SEC in a timely manner all reports and other documents as may be required of the Corporation under the Securities Act and the Exchange Act; and

      (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request: (i) a written statement by the Corporation that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.11        ASSIGNMENT OF REGISTRATION RIGHTS

The rights to cause the Corporation to register securities granted Holders under Sections 1.2, 1.3 and 1.4 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder; provided that:

      (a) such transfer may otherwise be effected in accordance with applicable securities laws and restrictions on transfer agreed upon by the Holder and the Corporation (including those set forth in the Investment Agreement);

      (b)   notice of such assignment is given to the Corporation;

      (c)   such transferee or assignee is:

            (1) an affiliate or constituent partner, retired partner, member, retired member or shareholder of such Holder or of the parent entity of such Holder, or

            (2)   a spouse, ancestor or descendant of such Holder or

            (3) a trust for the benefit of such Holder or any spouse, ancestor or descendant of such Holder, or

            (4) not a direct competitor of the Corporation, as determined in good faith by the Corporation's Board of Directors, and such transferee or assignee acquires from such Holder at least 20% of all of the Registrable Securities then held by such transferring Holder; and

      (d) such transferee or assignee agrees to be bound by all provisions of this Agreement.

1.12        LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS

From and after the date of this Agreement, the Corporation shall not, without the prior written consent of the Holders of at least sixty percent (60%) of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Corporation which would allow such holder or prospective holder:

      (a)   to include such securities in any registration filed under Section
            1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included;

      (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.2(a) or within 120 days after the effective date of any registration effected pursuant to Section 1.2 or

      (c) to have or to exercise registration rights equivalent or superior to any of the rights granted to the Holders hereunder.

1.13        MARKET-STANDOFF AGREEMENT

      (a) MARKET-STANDOFF AGREEMENT. In connection with the Qualified IPO of the Corporation's securities, each Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Corporation (other than any disposed of in the registration and those acquired by the Holder in the registration or thereafter in open market transactions) without the prior written consent of the Corporation or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Corporation or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Corporation's Qualified IPO.

      (b) LIMITATIONS. The obligations described in Section 1.13(a) shall apply only if all officers, directors and employees of the Corporation and all two-percent (2%) or greater securityholders enter into similar agreements. From and after the date of this Agreement, the Corporation shall use its reasonable commercial efforts to ensure that all holders of capital stock of the Corporation agree to be bound by terms substantially similar to those set forth in this Section 1.13.

      (c) STOP-TRANSFER INSTRUCTIONS. In order to enforce the foregoing covenants, the Corporation may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.13(a)).

      (d) TRANSFEREES BOUND. Each Holder agrees that prior to the Corporation's initial public offering it will not transfer securities of the Corporation unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.13, provided that this Section 1.13(d) shall not apply to transfers pursuant to a registration statement or transfers after the six-month anniversary of the effective date of the Corporation's registration statement pursuant to its initial public offering.

2.          MISCELLANEOUS

2.1         ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly cancelled.

2.2         RECAPITALIZATIONS, ETC.

The provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Registrable Securities and to the Common Shares, to any and all shares of capital stock of the Corporation or any capital shares, partnership or member units or any other security evidencing ownership interests in any successor or assign of the Corporation (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of any Common Shares by reason of any stock dividend, split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

2.3         SUCCESSORS AND ASSIGNS

Except as otherwise provided in this Agreement, and subject to the restriction on transfer set forth in the Investment Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A Preferred Shares or any Common Shares issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.4         AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended or waived only with the written consent of the Corporation and the holders of at least sixty percent (60%) of the of the Registrable Securities then outstanding. The Investors and their successors and assigns acknowledge that by operation of this Section 2.4, the holders of at least sixty percent (60%) of the then outstanding Registrable Securities, when acting together with the Corporation, will have the right and power to diminish or eliminate any rights or increase any or all obligations under this Agreement.

2.5         NOTICES

Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or confirmed fax, or if mailed to a domestic address, 72 hours after being deposited in the U.S. or Canadian mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth below or on Exhibit A hereto or as subsequently modified by written notice in accordance with this Section 2.5.

2.6         SEVERABILITY

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then:

      (a)   such provision shall be excluded from this Agreement;

      (b) the balance of the Agreement shall be interpreted as if such provision were so excluded; and

      (c) the balance of the Agreement shall be enforceable in accordance with its terms.

2.7         DELAYS OR OMISSIONS; REMEDIES CUMULATIVE

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

2.8         CURRENCY

All references in this Agreement to dollar amounts refer to the lawful currency of the United States of America.

2.9         ATTORNEY'S FEES

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

2.10        GOVERNING LAW

This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to principles of conflicts of laws.

2.11        COUNTERPARTS AND FAX SIGNATURES

This Agreement may be executed in two or more counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.12        TITLES AND SUBTITLES

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.13        AGGREGATION OF STOCK

All shares of the Corporation or acquired by affiliated persons (including former and current partners, former and current members and former and current shareholders) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ASPREVA PHARMACEUTICALS CORPORATION

By:    /s/ RICHARD M. GLICKMAN
       -----------------------------------
Name:  Richard M. Glickman
Title: Chief Executive Officer

ASPREVA INVESTORS FUNDING SRL

By:    /s/ RONALD HUNT
       ------------------------------------
Name:  Ronald Hunt, its President

HBM BIOVENTURES (CAYMAN) LTD.

By:    /s/ JOHN ARNOLD
       -----------------------------------
Name:  John Arnold
Title: Chairman & Managing Director

                                   SCHEDULE A

                              SCHEDULE OF INVESTORS

          INVESTOR                              RECORD HOLDER                        NUMBER OF SHARES
-----------------------------------------------------------------------------------------------------
Aspreva Investors Funding SRL           Aspreva Investors Funding SRL                    8,755,483
-----------------------------------------------------------------------------------------------------
       HBM BioVentures                         HBM BioVentures                           1,117,721
        (Cayman) Ltd.                           (Cayman) Ltd.